EXHIBIT 99

RISK FACTORS THAT MAY AFFECT FUTURE OPERATING RESULTS

     This Annual Report on Form 10-K contains forward-looking statements. For this purpose, any statements contained herein that are not statements of historical fact may be considered to be forward-looking statements. Although not a complete list of words that might identify forward-looking statements, we use the words "believes," "anticipates," "plans," "expects," "intends," and similar expressions to identify forward-looking statements. There are a number of important factors that could cause our actual results to differ materially from those indicated by forward-looking statements. Factors that could cause or contribute to such differences include those discussed below, as well as those discussed elsewhere in this Form 10-K. We expressly disclaim any obligation to update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

RISK RELATING TO OUR FUTURE PROFITABILITY

Because we have a history of losses and our future profitability is uncertain, our common stock is a highly speculative investment

     We have incurred operating losses since our inception and, as of December 31, 2000, had an accumulated deficit of approximately $44.5 million. We expect to spend substantial funds to continue research and product testing, to establish sales, marketing, quality control, regulatory and administrative capabilities, and for other general corporate purposes. We expect to incur increasing losses over the next several years as we expand our commercialization efforts.

     We may never become profitable. If we do become profitable, we may not remain profitable on a continuing basis. Our failure to become and remain profitable would depress the market price of our common stock and impair our ability to raise capital and continue our operations.

RISKS RELATING TO REGULATORY MATTERS

If we do not obtain the regulatory approvals required to market and sell our products, then our business will be unsuccessful and the market price of our stock will substantially decline

     We are subject to governmental regulation by national and local government agencies in the United States and abroad with respect to the manufacture, packaging, labeling, advertising, promotion, distribution and sale of our products. For example, our products are subject to approval or clearance by the FDA prior to marketing in the United States for commercial use. The process of obtaining necessary regulatory approvals and clearances will be time-consuming and expensive for us. If we do not receive required regulatory approval or clearance to market our products, we will not be able to develop and commercialize our products and become profitable, and the value of our common stock will substantially decline.

     We are focusing our immediate product commercialization efforts on our Embosphere Microspheres. In April 2000, we obtained marketing clearance from the FDA to use our Embosphere Microspheres in the United States for the embolization of hypervascularized tumors and arteriovenous malformations. However, we will require FDA clearance of either a premarket notification under Section 510(k) of the Federal Food, Drug and Cosmetic Act, which we refer to as a 510(k) notification, or approval of a premarket approval application under Section 515 of the Federal Food, Drug and Cosmetic Act, which we refer to as a premarket approval, before we can market Embosphere Microspheres in the United States for use in the embolization of uterine fibroids. We do not expect to receive the required clearance for specific labeling for uterine fibroids until 2002, if at all. In either case, the FDA will require us to undertake clinical trials, which may be lengthy and expensive. We currently do not have regulatory approvals or clearances to market any other product in any country, other than approvals to market our Embosphere Microspheres in the European Union, Australia and Canada for the treatment of arteriovenous malformations, hypervascularized tumors and blood loss.

If the FDA or other regulatory agencies place restrictions on, or impose additional approval requirements with respect to, products we are then marketing, we may incur substantial additional costs and experience delays or difficulties in continuing to market and sell these products

     Even if the FDA grants to us approval or clearance with respect to any of our products, it may place substantial restrictions on the indications for which we may market the product or to whom we may market the product, which could result in us achieving less sales and lower revenues. The nature of the marketing claims we are permitted to make in labeling or advertising regarding our Embosphere Microspheres is limited to those specified in any FDA clearance or approval, and if the FDA determines that we have made claims beyond those cleared or approved by the FDA, then we will be in violation of the Federal Food, Drug, and Cosmetic Act. For example, our products are not specifically approved for labeling for use for uterine fibroids, which is one of the uses for which we anticipate physicians may use our products. We may not initiate discussions with physicians about this use and, if a physician initiates the discussion, we may only provide peer-reviewed literature.

     We may in the future make modifications to our Embosphere Microspheres which we determine do not necessitate the filing of a new 510(k) notification. However, if the FDA does not agree with our determination, it will require us to make additional filings for the modification, and we will be prohibited from marketing the modified product until we obtain FDA clearance or approval, which could delay our ability to introduce product modifications and enhancements into the market.

     Further, the FDA has classified our embolotherapy device into Class III, which means that even though we have obtained clearance under Section 510(k) of the Federal Food, Drug and Cosmetic Act to market the device, the FDA could in the future promulgate a regulation requiring premarket approval of the device under Section 515 of the Federal Food, Drug and Cosmetic Act to allow it to remain on the market. We may experience difficulty in providing to the FDA sufficient data for premarket approval in a timely fashion, if at all. In addition, the FDA may require us to conduct a post market surveillance study on our embolotherapy device, which is designed to track specific elements of patient experience with our Embosphere Microspheres product after we have begun marketing it. If such a study revealed an unexpected rate of adverse events, the FDA could place further restrictions on our marketing of the device, or rescind our clearance.

     Our legally-marketed products will be subject to continuing FDA requirements relating to quality control, quality assurance, maintenance of records, documentation, labeling and promotion of medical devices. We are also required to submit medical device reports to the FDA to report device-related deaths, serious injuries and malfunctions, the recurrence of which would be likely to cause or contribute to a death or serious injury. These reports are publicly available and, therefore, can become a basis for private tort suits, including class actions, with respect to our products. Any of these suits would be costly and time-consuming and would divert our management's attention from the continued development of our business.

If we fail to comply with regulatory laws and regulations, we will be subject to enforcement actions, which will affect our ability to market and sell our products and may harm our reputation

     If we fail to comply with applicable federal, state or foreign laws or regulations, we could be subject to enforcement actions, which could affect our ability to develop, market and sell our products successfully and could harm our reputation and lead to less acceptance of our products by the market. These enforcement actions include:

     -    product seizures;

     -    voluntary or mandatory recalls;

     -    voluntary or mandatory patient or physician notification;

     -    withdrawal of product clearances or approvals;

     -    withdrawal of investigational device exemption approval;

     -    restrictions on, or prohibitions against, marketing our products;

     -    fines;

     -    injunctions;

     -    civil and criminal penalties; and

     -    withdrawal   of  premarket   approval  or   rescission   of  premarket
          notification clearance.

If our clinical trials are not completed successfully, we will not be able to develop and commercialize our products

     Although for planning purposes we forecast the timing of completion of clinical trials, the actual timing can vary dramatically due to factors such as delays, scheduling conflicts with participating clinicians and clinical institutions, the rate of patient accruals and the uncertainties inherent in the clinical trial process. In addition, because we have limited experience in conducting clinical trials, we may rely on academic institutions or clinical research organizations to conduct, supervise or monitor some or all aspects of clinical trials involving our products. Accordingly, we have less control over the timing and other aspects of these clinical trials than if we conducted them entirely on our own. As a result of these factors, we or third parties may not successfully begin or complete our clinical trials and we may not make regulatory submissions or receive required regulatory approvals to commence or continue our clinical trials in the time periods we have forecasted, if at all. If we or third parties fail to commence or complete, or experience delays in, any of our planned clinical trials, then we are likely to incur additional costs and delays in our product development programs, which could cause our stock price to decrease.


RISKS RELATING TO INTELLECTUAL PROPERTY

Our patent litigation with Artes Medical could be expensive and time consuming, and any adverse decisions by a court could adversely affect our ability to sell our microsphere products as well as require payment of monies to Artes

     On February 7, 2001, we, along with our subsidiary, BSMD Ventures, Inc., filed a complaint for declaratory judgment in the United States District Court for the District of Delaware against Artes Medical USA, Inc. The complaint seeks a declaration that United States Patent No. 5,344,452, which we refer to as the `452 patent, which Artes claims to have the right to enforce, is invalid and not infringed by BioSphere and BSMD Ventures. The `452 patent relates to "..implant[s] based on a biocompatible solid in powder form, in particular a plastic".

     On February 7, 2001, Artes Medical USA filed a complaint against us in the United States District Court for the Central District of California (Los Angeles). The complaint claims that we are liable for infringement, inducement of infringement, and contributory infringement of the '452 patent. Artes seeks monetary damages as compensation for the alleged infringement and a permanent injunction against the alleged infringing activity. Artes Medical apparently asserts that all of our microsphere-related products, including our Embosphere Microspheres, HepaSphere SAP Microspheres and MatrX Microspheres infringe the '452 patent.

     We can provide no assurance as to the outcome of either our complaint or Artes Medical's complaint. Court decisions adverse to us in either action could have a material adverse effect on our ability to successfully develop and commercialize products based upon our microsphere technology, including our lead product under development, Embosphere Microspheres. Moreover, we may incur substantial expenses in pursuing our claim and/or defending against Artes Medical's claim and, even if we prevail, these claims could divert management's attention.

If we are unable to obtain patent protection for our discoveries, the value of our technology and products could decline and we may not be able to develop and commercialize our products, or the cost of doing so may increase

     We may not obtain meaningful protection for our technology and products with the patents and patent applications that we own or license relating to our microsphere technology. In particular, our patents and patent applications may not prevent others from designing products similar to or otherwise competitive with our Embosphere Microspheres and other products commercialized by us. For example, one of the three patents related to copolymers used to make our present Embosphere Microspheres will expire in June 2001 and relates to the co-polymers that are used to make the Embosphere Microspheres. The other two patents that relate to Embosphere Microspheres relate to materials and methods of performing embolization. To the extent that our competitors are able to design products competitive with ours without infringing our intellectual property rights, we may experience less market penetration with our products and, consequently, we will have decreased revenues.

     We do not know whether competitors have similar United States patent applications on file, since United States patent applications are secret until issued. Consequently, the United States Patent and Trademark Office could initiate interference proceedings involving our owned or licensed United States patent applications or issued patents. Further, there is a substantial backlog of patent applications at the United States Patent and Trademark Office, and the approval or rejection of patent applications may take several years.

     We have a license to technology invented by a Japanese inventor. However, the license is limited to a single Japanese patent application. In other words, this inventor did not file corresponding United States and European patent applications. We intend to file patent applications directed to improvements of this inventor's technology. However, patent applications may not issue as patents, and these patents, if issued, may not provide us with sufficient protection against competitors. Further, we may be required to obtain additional licenses concerning the Japanese patent application and any licenses, if obtained, may not be on terms that are acceptable to us.

If we become involved in additional expensive patent litigation or other proceedings to enforce our patent rights, we could incur substantial costs and expenses or substantial liability for damages or be required to stop our product development and commercialization efforts

     In addition to the above-mentioned patent complaints, in order to protect or enforce our patent rights, we may have to initiate additional legal proceedings against third parties, such as infringement suits or interference proceedings. By initiating legal proceedings to enforce our intellectual property rights, we may also provoke these third parties to assert claims against us. Furthermore, we may be sued for infringing on the intellectual property rights of others, and, as a result, our patents could be narrowed, invalidated or rendered unenforceable by a court. We may find it necessary, if threatened, to initiate a lawsuit seeking a declaration from a court regarding the proprietary rights of others. Intellectual property litigation is costly, and, even if we prevail, could divert management attention and resources away from our business.

     The patent position of companies like us generally is highly uncertain, involves complex legal and factual questions, and has recently been the subject of much litigation. We may not prevail in any patent-related proceeding. If we do not prevail in any litigation, in addition to any damages we might have to pay, we could be required to stop the infringing activity or obtain a license. Any required license may not be available to us on acceptable terms, or at all. In addition, some licenses may be nonexclusive, and therefore, our competitors may have access to the same technology licensed to us. If we fail to obtain a required license or are unable to design around a patent, we may be unable to sell some of our products, which could have a material adverse affect on us.

     Our majority-owned French subsidiary, Biosphere Medical S.A., jointly owns two United States patents and corresponding foreign patents relating to microsphere technology for use in connection with embolotherapy with L'Assistance Publique-Hopitaux De Paris, referred to as AP-HP, a French public health establishment. Pursuant to the terms of a related license agreement with AP-HP, Biosphere Medical S.A. may be required to seek AP-HP's participation in any United States legal proceedings it initiates against third parties to protect or enforce its rights under the jointly-owned patents. If Biosphere Medical S.A. is not able to obtain the cooperation of AP-HP in any infringement suit against a third party, then its ability to pursue a law suit and enforce these patent rights relating to the microspheres could be harmed, which could have a material adverse effect on us.

If any of our licenses to use third-party technologies in our products are terminated, we may be unable to develop, market and sell or products

     We are dependent on various license agreements relating to each of our current and proposed products that give us rights under intellectual property rights of third parties. These licenses impose commercialization, sublicensing, royalty, insurance and other obligations on us. Our failure, or any third party's failure, to comply with the terms of any of these licenses could result in us losing our rights to the license, which could result in us being unable to develop, manufacture or sell products which contain the licensed technology.


RISKS RELATING TO OUR INDUSTRY, BUSINESS AND STRATEGY

If the market is not receptive to our Embosphere Microspheres product, our business prospects will be seriously harmed

     Our Embosphere Microspheres are based on new technologies and therapeutic approaches and we only recently began selling our Embosphere Microspheres product in the European Union, United States, Canada and Australia. Our success will depend upon the medical community, patients and third party payors accepting our Embosphere Microspheres product as clinically useful, cost-effective and safe. In particular, our success will depend upon obstetrics and gynecology physicians referring patients to interventional radiologists to receive treatment using our products in lieu of, or in addition to, receiving other forms of treatment which the obstetrics and gynecology physicians can provide directly.

     In addition, if we receive negative publicity associated with any adverse medical effects attributed to embolization treatments generally or our product specifically, the market may not accept our products as safe. For example, Embosphere Microspheres are designed to remain in the body permanently. As a result, there may be some risk that some or all of the Embosphere Microspheres used in a medical procedure may travel in the blood system beyond the intended site of action and occlude, or block, other blood vessels, resulting in significant adverse health effects on the patient or even death. Moreover, to use our Embosphere Microspheres correctly for a particular medical procedure, physicians must select and use the proper size and quantity of Embosphere Microspheres. A physician's selection and use of the wrong size or quantity of Embosphere Microspheres could have significant adverse health effects on the patient, including death. In addition, there is limited data concerning the long-term health effects on persons resulting from embolotherapy using our Embosphere Microspheres. If the market determines or concludes that our product is not safe or effective for any reason, we may be exposed to product liability claims, product recalls and fines or other penalties and associated adverse publicity. In addition, we have provided to our customers a satisfaction guarantee that requires us to accept the return of any inventory and credit the entire amount of the original order if a properly-trained customer is not satisfied with the performance of our microspheres. If we experience adverse publicity or are subject to product liability claims, excessive guarantee claims, recalls, fines and the like, we will be unable to commercialize successfully our products and achieve profitability.

If we experience delays, difficulties or unanticipated costs in establishing the sales, distribution and marketing capabilities necessary to successfully commercialize our products, we will have difficulty maintaining and increasing our sales

     We are currently developing sales, distribution and marketing capabilities in the United States and have only limited sales, distribution and marketing capabilities in the European Union. It is expensive and time-consuming for us to develop a global marketing and sales force. Moreover, we may choose or find it necessary to enter into strategic collaborations to sell, market and distribute our products. The terms of any collaboration may not be favorable to us. We may not be able to provide adequate incentive to our sales force, and distribution and marketing partners to promote our products. If we are unable to successfully motivate and expand our marketing and sales force and further develop our sales and marketing capabilities, or if our distributors fail to promote our products, we will have difficulty maintaining and increasing our sales.

If we are unable to obtain adequate product liability insurance, then we may have to pay significant monetary damages in a successful product liability claim against us

     Product liability insurance is generally expensive for medical device companies such as ours. Although we maintain limited product liability insurance coverage for the clinical trials of our products, it is possible that we will not be able to obtain further product liability insurance on acceptable terms, if at all. Insurance we subsequently obtain may not provide us with adequate coverage against all potential claims. If we are exposed to product liability claims for which we have insufficient insurance, we may be required to pay significant damages which would prevent or delay our ability to commercialize our products.

If we are not able to compete effectively, we may experience decreased demand for our products which may result in price reductions

     We have many competitors in the United States and abroad, including medical device and therapeutics companies, universities and other private and public research institutions. Our success depends upon our ability to develop and maintain a competitive position in the embolotherapy market. Our key competitors are Cordis Corporation, a Johnson & Johnson company, Boston Scientific Corporation and Cook. These and many of our other competitors have greater capabilities, experience and financial resources than we do. As a result, they may develop products that compete with our Embosphere Microspheres product more rapidly or at less cost than we can. Currently, the primary products with which our Embosphere Microspheres compete for some of our applications are polyvinyl alcohol, polymerizing gels and coils. In addition, our competitors may develop technologies that render our products obsolete or otherwise noncompetitive.

     We may not be able to improve our products or develop new products or technologies quickly enough to maintain a competitive position in our market and continue to grow our business. Moreover, we may not be able to compete effectively, and competitive pressures may result in less demand for our products and impair our ability to become profitable.

If we fail to  maintain,  or in some  instances  obtain,  an  adequate  level of
reimbursement  for  our  products  by  third-party  payors,   there  may  be  no
commercially viable markets for our products

     The availability and levels of reimbursement by governmental and other third party payors affects the market for any medical device. We may not be able to sell our products profitably if reimbursement is unavailable or limited in scope or amount. Currently, only a limited number of insurance companies fully or partially reimburse for embolization procedures. These third-party payors continually attempt to contain or reduce the costs of healthcare by challenging the prices that companies such as ours charge for medical products. In some foreign countries, particularly the countries of the European Union where our Embosphere Microspheres product is currently marketed and sold, the pricing of medical devices is subject to governmental control and the prices charged for our products have in some instances been reduced as a result of these controls. Additionally, in both the United States and some foreign jurisdictions, there have been a number of legislative and regulatory proposals to change the healthcare system. Further proposals are likely. These proposals, if adopted, could result in less sales revenue to us, and could affect our ability to raise capital and market our products.

If we do not retain our senior management and other key employees, we may not be able to successfully implement our business strategy

     The loss of Jean-Marie Vogel, our Chairman, John M. Carnuccio, our President and Chief Executive Officer, Jonathan McGrath, our Vice President, Worldwide Research and Development, or other key members of our staff could harm us. We also depend on our scientific collaborators and advisors, all of who have other commitments that may limit their availability to us. Our success is substantially dependent on the ability, experience and performance of these members of our senior management and other key employees, scientific collaborators and advisors. Because of their ability and experience, if we lose one or more of these individuals, our ability to implement successfully our business strategy could be seriously harmed.

If we do not attract and retain skilled personnel, we will not be able to expand our business

     Our future success will depend in large part upon our ability to attract and retain highly skilled scientific, operational, managerial and marketing personnel, particularly as we expand our activities in clinical trials, the regulatory approval process and sales and manufacturing. We face significant competition for these types of persons from other companies, research and academic institutions, government entities and other organizations. Consequently, if we are unable to attract and retain skilled personnel, we will not be able to expand our business.

If the strategic redirection of our business is not successful, we may be unable to achieve growth in our business

     In early 1999, we decided to exit the chromatography business, which had constituted our core business, to focus on the commercialization of microspheres for use in embolotherapy and other medical applications. We have restated our historical financial statements to reflect the discontinuation of our chromatography business. In addition, 73% of 1999 revenue and 49% of 2000 revenue included in our consolidated financial statements was derived from the sale of products we consider to be nonstrategic and which we do not expect to constitute a significant portion of our revenue on an ongoing basis. Our strategic shift from the chromatography business to the commercialization of microspheres may not prove to be successful and, consequently, we may be unable to grow our business and achieve profitability.

If we make any acquisitions, we will incur a variety of costs and may never successfully integrate the acquired business into ours

     We may attempt to acquire businesses, technologies, services or products that we believe are a strategic compliment to our business model. We may encounter operating difficulties and expenditures relating to integrating an acquired business, technology, service or product. These acquisitions may also absorb significant management attention that would otherwise be available for ongoing development of our business. Moreover, we may never realize the anticipated benefits of any acquisition. We may also make dilutive issuances of equity securities, incur debt or experience a decrease in the cash available for our operations, or incur contingent liabilities and/or amortization expenses related to goodwill and other intangible assets, in connection with any future acquisitions.If we are compelled to acquire the remaining interest in Biosphere Medical S.A., we may be required to incur indebtedness, or make a significant cash payment, which may result in a decrease in available cash for our operations

     We currently own 85% of the outstanding capital stock of Biosphere Medical S.A. We have the right to acquire the remaining 15% of Biosphere Medical S.A. in 2004. The purchase price that we are required to pay is equal to the product of the percentage interest to be purchased and the sum of BMSA's rolling average twelve-month sales and worldwide Embosphere Microsphere sales as of the date of exercise. Moreover, the holder of the remaining 15% interest has the option to require the Company to purchase the remaining 15% interest from December 31, 2003 until December 31, 2004 for an amount equal to the greater of an agreed upon price (in French Francs) for each percentage interest to be sold or the amount payable adjusted to a rolling nine-month sales average under the purchase option. In any event, the price that we are required to pay if the minority holder exercises its put option shall not be less than FF551,020 (approximately $79,000 as of December 31, 2000). If we are compelled by the minority stockholder to acquire the minority interest at a future date, we could be required to make a significant payment, which could result in us incurring debt or a decrease in the cash available to us for our operations.


RISKS RELATING TO OUR FINANCIAL RESULTS AND NEED FOR FINANCING

We will continue to need substantial additional funds, and if additional capital is not available, we may have to limit, scale back or cease our operations

     We will need to raise additional funds to develop and commercialize our products successfully. If we cannot raise more funds, we could be required to reduce our capital expenditures, scale back our product development, reduce our workforce and license to others products or technologies that we otherwise would seek to commercialize ourselves. We may not receive additional funding on reasonable terms or at all. Other than a $2.0 million credit line with a bank, we have no committed source of capital. Sepracor is the guarantor of this credit line. We have entered into a security agreement with Sepracor pursuant to which we have pledged to Sepracor all of our U.S. assets, including our equity interest in Biosphere Medical S.A., as collateral for Sepracor's guarantee to the bank. We are likely to raise more money for working capital purposes by selling additional capital stock, which is a common strategy for companies such as ours. Any sales of additional shares of our capital stock are likely to dilute our existing stockholders. Further, if we issue additional equity securities, the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. Alternatively, we may borrow money from commercial lenders, possibly at high interest rates, which will increase the risk of your investment in us.

If operating results fluctuate significantly from quarter to quarter, then our stock price may decline

     Our operating results could fluctuate significantly from quarter to quarter. These fluctuations may be due to several factors including the timing and volume of customer orders for our Embosphere Microspheres, customer cancellations and general economic conditions. We also expect that our operating results will be affected by seasonality, since we expect our revenues to decline substantially in the third quarter of each year from the first two quarters of each year because we do a significant percentage of our business in the European Union, which typically experiences a slowdown of business during August. Due to these fluctuations, our operating results in some quarters may not meet the expectations of stock market analysts and investors. In that case, our stock price would probably decline.

     In addition, a large portion of our expenses, including expenses for facilities, equipment and personnel, are relatively fixed. Accordingly, if our revenue declines or does not grow as much as we anticipate, we might not be able to improve our operating margins. In addition, we plan to significantly increase operating expenses in the next several years. Failure to achieve anticipated levels of revenue could therefore significantly harm our operating results for a particular fiscal period.


RISKS RELATING TO THE PRODUCTION AND SUPPLY OF OUR PRODUCTS

If we experience manufacturing delays or interruptions in production, then we may experience customer dissatisfaction and our reputation could suffer

     If we fail to produce enough products at our own manufacturing facility or at a third-party manufacturing facility, we may be unable to deliver products to our customers on a timely basis, which could lead to customer dissatisfaction and could harm our reputation and ability to compete. We currently produce all of our Embosphere Microspheres products in one manufacturing facility in France. We would likely experience significant delays or cessation in producing our products at this facility if a labor strike, natural disaster, local or regional conflict or other supply disruption were to occur. If we are unable to manufacture our products at our facility in France, we may be required to enter into arrangements with one or more contract manufacturing companies. We have contingency plans to establish manufacturing in the United States in place but, we could encounter delays or difficulties establishing relationships with contract manufacturers or in establishing agreements on terms that are favorable to us. In addition, if we are required to depend on third-party manufacturers, our profit margins may be lower, which will make it more difficult for us to achieve profitability.

     Also, manufacturers, including us, must adhere to the FDA's current Good Manufacturing Practices regulations, which are enforced by the FDA through its facilities inspection program. Third-party manufacturers may not be able to comply or maintain compliance with Good Manufacturing Practices regulations. If third parties fail to comply, their non-compliance could significantly delay our receipt of 510(k) clearance or premarket approval. For a premarket approval device, if we change our manufacturing facility or switch to a third-party manufacturer we will be required to submit a premarket approval application supplement. For a 510(k) product, a change in our manufacturing location would require us to change our registration with the FDA.

Because we rely on a limited number of suppliers, we may experience difficulty in meeting our customers' demands for our products in a timely manner or within budget

     We currently purchase key components of our Embosphere Microspheres from approximately 16 outside sources. Some of these components may only be available to us through a few sources. We generally do not have long-term agreements with any of our suppliers.

     Our reliance on our suppliers exposes us to risks, including:

     - the possibility that one or more of our suppliers could terminate their services at any time without penalty;

     -    the  potential   inability  of  our   suppliers  to  obtain   required
          components;

     - the potential delays and expenses of seeking alternative sources of supply;

     - reduced control over pricing, quality and timely delivery due to the difficulties in switching to alternative suppliers; and

     - the possibility that one or more of our suppliers could fail to satisfy any of the FDA's required current Good Manufacturing Practices regulations.

     Consequently, in the event that our suppliers delay or interrupt the supply of components for any reason, our ability to produce and supply our products could be impaired, which could lead to customer dissatisfaction.


RISKS RELATING TO OUR FOREIGN OPERATIONS

If we are unable to meet the operational, legal and financial challenges that we will encounter in our international operations, we may not be able to grow our business

     Our operations are currently conducted primarily through our French subsidiary. Furthermore, we currently derive a significant amount of our revenue from the sale of our Embosphere Microspheres and other products in the European Union. We are increasingly subject to a number of challenges which specifically relate to our international business activities. Our international operations may not be successful if we are unable to meet and overcome these challenges, which would limit the growth of our business. These challenges include:

     - failure of local laws to provide the same degree of protection against infringement of our intellectual property;

     -    protectionist   laws  and   business   practices   that  favor   local
          competitors, which could slow our growth in international markets;

     - potentially longer sales cycles to sell products, which could slow our revenue growth from international sales; and

     - potentially longer accounts receivable payment cycles and difficulties in collecting accounts receivable.

Because we exchange foreign currency received from international sales into U.S. dollars and are required to make foreign currency payments, we may incur losses due to fluctuations in foreign currency translations

     A significant portion our business is conducted in French francs and the euro dollar. In 1999 and 2000, we experienced net foreign currency exchange gains of approximately $24,000 and $21,000, respectively. We recognize foreign currency gains or losses arising from our operations in the period incurred. As result, currency fluctuations between the U.S. dollar and the currencies in which we do business will cause foreign currency translation gains and losses, which may cause fluctuations in our future operating results. We do not currently engage in foreign exchange hedging transactions to manage our foreign currency exposure.

RISKS RELATING TO AN INVESTMENT IN OUR COMMON STOCK

Because the market price of our stock is highly volatile, investments in us could rapidly lose their value and we may incur significant costs from class-action litigation

     The market price of our stock is highly volatile. As a result, your investment in us could rapidly lose its value. In addition, the stock market often experiences extreme price and volume fluctuations, which affect the market price of many medical device companies and which are often unrelated to the operating performance of these companies.

     Recently, when the market price of a stock has been as volatile as our stock price has been, holders of that stock have occasionally instituted securities class action litigation against the company that issued the stock. If any of our stockholders were to bring a lawsuit of this type against us, even if the lawsuit is without merit, we could incur substantial costs in defending the lawsuit. The lawsuit could also divert the time and attention of our management.

Because Sepracor Inc. and our executive officers and directors own a majority of our common stock, they have substantial control over us

     As of December 31, 2000, Sepracor Inc., together with its affiliates, beneficially owned, in the aggregate, approximately 55% of our outstanding common stock. In addition, as of December 31, 2000, our executive officers and directors beneficially owned, in the aggregate, approximately 16% of our outstanding common stock, excluding shares owned by Sepracor which some of our directors and executive officers may be deemed to beneficially own. Two of our directors are executive officers of Sepracor. Sepracor and our executive officers and directors are able to control all corporate actions requiring stockholder approval irrespective of how our other stockholders may vote, including:

     -    the election of directors;

     -    the amendment of charter documents;

     - the approval of mergers and other significant corporate transactions, including a sale of substantially all of our assets; and

     - the defeat of any non-negotiated takeover attempt that might otherwise benefit the public stockholders.

     This ownership concentration could cause the market price of our common stock to decline. In addition, conflicts of interest between Sepracor and us may arise, including with respect to competitive business activities and control of our management and our affairs.